Exhibit 3.19

CERTIFICATE OF INCORPORATION

OF

MIZEY REALTY CO, INC.

(Under Section 402 of the Business Corporation Law)

The undersigned, being a natural person of at least 18 years of age and acting as the incorporator of the corporation hereby being formed under the Business Corporation Law, certifies that:

FIRST: The name of the corporation (hereinafter the “Corporation”) is Mizey Realty Co., Inc.

SECOND: The Corporation is formed to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law, provided that the Corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

THIRD: The office of the Corporation is to be located in the County of New York, State of New York.

FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is two hundred (200), all of which are of a par value of $.01 each, and all of which are Common shares.

FIFTH: The Secretary of State is designated as the agent of the Corporation upon whom process against the Corporation may be served. The post office address within the State of New York to which the Secretary of State shall mail a copy of any process against the Corporation served upon him or her is c/o Paul Whitby, Esq., Van Wagner Communications LLC, 420 Lexington Avenue, Suite 520, New York, New York 10170.

SIXTH: The duration of the Corporation is to be perpetual.

SEVENTH: The Corporation shall, to the fullest extent permitted by Article 7 of the Business Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Article from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Article, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any by-law, resolution of shareholders, resolution of directors, agreement or otherwise, as permitted by said Article, as to action in any capacity in which he or she served at the request of the Corporation.

EIGHTH: The personal liability of the directors of the Corporation is eliminated to the fullest extent permitted by the provisions of paragraph (b) of Section 402 of the Business Corporation Law, as the same may be amended and supplemented.

NINTH: Whenever under the provisions of the Business Corporation Law shareholders are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, signed, by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with the provisions of Section 615 of the Business Corporation Law.

Signed on January 7, 1999.

/s/ Mary A. Roma
Mary A. Roma, Incorporator
Baer Marks & Upham LLP
805 Third Avenue
New York, New York 10022

2

CERTIFICATE OF INCORPORATION

OF

MIZEY REALTY CO., INC.

(Under Section 402 of the Business Corporation Law)

Baer Marks & Upham LLP

805 Third Avenue

New York, New York 10022

3

CERTIFICATE OF CHANGE

OF

Mizey Realty Co., Inc.

Under Section 805-A of the Business Corporation Law

FIRST: The name the corporation is Mizey Realty Co., Inc.

SECOND: The certificate of incorporation of the corporation was filed by the Department of State on January 8, 1999.

THIRD: The certificate of incorporation of the corporation is hereby changed, pursuant to the authorization of the Board of Directors of the corporation, so as to change the post office address to which the Secretary of State shall mail a copy of any process against the corporation served upon him and, to accomplish said change, the statement in the certificate of incorporation relating to said post office address is hereby stricken and the following statement is substituted in lieu thereof:

“The post office address within the State of New York to which the Secretary of State shall mail a copy of any process against the corporation served upon him is c/o Van Wagner Communications, LLC, 800 Third Avenue New York, New York 10022.”

Signed on November 22, 1999

/s/ Robert C. Fauser
Name: Robert C. Fauser
Title: Executive Vice President

1

CERTIFICATE OF CHANGE

OF

Mizey Realty Co., Inc.

Under Section 805-A of the Business Corporation Law

Filed By

Baer Marks & Upham, LLP

805 Third Avenue

New York, New York 10022

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